Exhibit 107
Calculation of Filing Fee Tables
Schedule TO
(Form Type)
Perella Weinberg Partners
(Exact Name of Registrant as Specified in its Charter)
Table 1—Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to Be Paid	$5,115,483.75	$92.70 per $1,000,000	$474.21
Fees Previously Paid
Total Transaction Valuation			$5,115,483.75
Total Fees Due for Filing			$474.21
Total Fee Offsets			$474.21(3)
Net Fee Due			$0.00
Table 2—Fee Offset Claims and Sources

	Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed	Fee paid with fee offset source
Fee Offset Claims		S-4	333-266275	July 22, 2022		$474.21(3)
Fee Offset Sources	Perella Weinberg Partners	S-4	333-266275		July 22, 2022		$474.21(3)
______________________
(1)The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Perella Weinberg Partners (the "Company") is offering holders of a total of 7,869,975 warrants to purchase shares of the Company's Class A common stock, par value $0.0001 per share ("Class A Common Stock"), outstanding as of July 19, 2022 the opportunity to exchange such warrants and receive 0.20 shares of Class A Common Stock in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the warrants as reported on The Nasdaq Global Select Market on July 18, 2022, which was $0.65 per warrant.
(2)The amount of the filing fee assumes that all outstanding warrants of the Company will be exchanged.
(3)The Company previously paid $474.21 upon the initial filing of its Registration Statement on Form S-4 on July 22, 2022 in connection with the transaction reported hereby.